Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on form S-8 pertaining to Formula Systems (1985) Ltd. – Employees and Office Holders Share Option Plan (2008) (the “Plan”), of our report dated June 24, 2008, with respect to the consolidated financial statements of Magic Software Enterprise Ltd., included in the annual report of Formula Systems (1985) Ltd. on Form 20-F for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission on June 30, 2008 as amended on Form 20-F/A filed with the Securities and Exchange Commission on December 29, 2008.

Tel- Aviv, Israel	/s/ Kost, Forer, Gabbay and Kasierer
January 9, 2009	KOST, FORER, GABBAY & KASIERER
A Member of Ernst & Young Global